EXHIBIT 99.2


                          DEERVALLEY ACQUISITIONS CORP.
                              FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2005
                                    (AUDITED)


TABLE OF CONTENTS:

AUDIT REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM           F-1

FINANCIAL STATEMENTS:

BALANCE SHEET AS OF DECEMBER 31, 2005                                   F-2

STATEMENT OF OPERATIONS FOR THE PERIOD FROM DATE OF INCEPTION
(JUNE 22, 2005) THROUGH DECEMBER 31, 2005                               F-3

STATEMENT OF STOCKHOLDERS' DEFICIT FROM DATE OF INCEPTION
(JUNE 22, 2005) THROUGH DECEMBER 31, 2005                               F-4

STATEMENT OF CASH FLOWS FROM DATE OF INCEPTION (JUNE 22, 2005)
THROUGH DECEMBER 31, 2005                                               F-5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                     F-6-F-10

                          DEERVALLEY ACQUISITIONS CORP.
                              FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2005
                                    (AUDITED)



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Stockholders and Board of Directors
DeerValley Acquisitions Corp.

We have audited the accompanying balance sheet of DeerValley Acquisitions Corp. as of December 31, 2005, and the related statements of operations, stockholders' deficit and cash flows for the period from the date of inception (June 22, 2005) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DeerValley Acquisitions Corp. as of December 31, 2005 and results of its operations and its cash flows for the period from the date of inception (June 22, 2005) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


/s/ Wheeler, Herman, Hopkins & Lagor

Wheeler, Herman, Hopkins & Lagor
Certified Public Accountants

Tampa, Florida
March 24, 2006

                          DEERVALLEY ACQUISITIONS CORP.
                                  Balance Sheet
                             As of December 31, 2005


                                     ASSETS
                                                                  2005
                                                               ---------
CURRENT ASSETS:
      Cash                                                     $     36
                                                               ---------

           Total Current Assets                                      36

           TOTAL ASSETS                                        $     36
                                                               =========


 LIABILITIES AND STOCKHOLDERS'DEFICIT

 CURRENT LIABILITIES:
      Accounts payable and accrued expenses                    $  6,446
      Loan from stockholder                                         195
                                                               ---------

           Total Current Liabilities                              6,641

 STOCKHOLDERS' EQUITY(DEFICIT):
      Common stock, no par value, 30,000,000
      shares authorized, 7,620,100                                    -
      Additional paid-in capital                                 44,010
      Accumulated deficit                                       (50,615)
                                                               ---------

           TOTAL STOCKHOLDERS'DEFICIT                            (6,605)

           TOTAL LIABILITIES AND STOCKHOLDERS'DEFICIT          $     36
                                                               =========

     SEE REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND NOTES TO
                              FINANCIAL STATEMENTS


                          DEERVALLEY ACQUISITIONS CORP.
                             Statement of Operations
     For The Period From Inception (June 22, 2005) Through December 31, 2005


OPERATING EXPENSES:
     Selling, general and administrative                           $   50,615
                                                                   -----------

          TOTAL OPERATING EXPENSES                                    (50,615)
                                                                   -----------

          LOSS BEFORE INCOME TAXES                                    (50,615)

INCOME TAX EXPENSE                                                          -

          NET LOSS                                                 $  (50,615)
                                                                   ===========

Net (Loss) Income Per Share (Basic)                                $    (0.01)
Net (Loss) Income Per Share (Fully Diluted)                        $    (0.01)
                                                                   ===========

Weighted Average Common Shares Outstanding                          7,620,100
Weighted Average Common and Common Equivalent Shares Outstanding    7,620,100
                                                                   ===========

     SEE REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND NOTES TO
                              FINANCIAL STATEMENTS


                          DEERVALLEY ACQUISITIONS CORP
                 Statements of Change in Stockholders' Deficit
    For The Period From Inception (June 22, 2005) Through December 31, 2005

                                           Common Stock           Additional    Accumulated
                                       Shares       Amount      Paid-in Capital   Deficit      Total
                                     -----------------------    ---------------  -----------  --------
 Balance - June 22, 2005                      -     $    -        $      -        $      -    $     -

 Issuance of common stock             7,620,100          -          44,010               -     44,010
 Net loss                                                -               -          (50,615)  (50,615)
                                     -----------------------------------------------------------------

 Balance - December 31, 2005          7,620,100     $    -        $ 44,010        $ (50,615)  $(6,605)
                                     =================================================================

     SEE REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND NOTES TO
                              FINANCIAL STATEMENTS

                          DEERVALLEY ACQUISITIONS CORP.
                             Statement of Cash Flows
     For The Period From Inception (June 22, 2005) Through December 31, 2005


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                               $(50,615)
 Adjustments to reconcile net loss to net cash used in
 operating activities:
    Increase in accounts payable and accrued expenses                      6,446
                                                                        ---------
       CASH FLOW USED IN OPERATING ACTIVITIES                            (44,169)
                                                                        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Loan from stockholder                                                       195
 Proceeds from issuance of common stock                                   44,010
                                                                        ---------
       CASH FLOW PROVIDED BY FINANCING ACTIVITIES                         44,205
                                                                        ---------

       NET INCREASE IN CASH                                                   36

CASH, Beginning of Year                                                        -
                                                                        ---------
CASH, End of Year                                                       $     36
                                                                        =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the years for:
    Interest                                                            $      -
                                                                        =========
    Taxes                                                               $      -
                                                                        =========

     SEE REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND NOTES TO
                              FINANCIAL STATEMENTS

                          DeerValley Acquisitions Corp.
                          Notes to Financial Statements
                                December 31, 2005

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

DeerValley Acquisitions Corp. (the "Company") was incorporated in Florida on June 22, 2005.

The Company was formed for the sole purpose of acquiring the rights to purchase Deer Valley Homebuilders, Inc.

On January 18, 2006, the Company was party to a share purchase agreement with Deer Valley Homebuilders, Inc., a Alabama corporation and a share exchange agreement with Cytation Corp., a Delaware corporation with executive offices in Rhode Island. (See Note 6.)

Revenue Recognition

The Company recognizes revenue when services are provided. The Company currently has no revenue and anticipates no revenue in the near future.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining collectibility, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.

Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2005. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values.

Long Lived Assets

The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts and circumstances that suggest impairment. The Company will measure the amount of any impairment based on the amount that the carrying value of the impaired assets exceed the undiscounted cash flows expected to result from the use and eventual disposal of the impaired assets. At December 31, 2005, no impairment of long-lived assets was deemed appropriate.

Use of Estimates

The Company's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          DeerValley Acquisitions Corp.
                          Notes to Financial Statements
                                December 31, 2005


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising costs are included in selling, general and administrative expenses were $0 during 2005.

Segment Information

The Company follows SFAS 131, "Disclosures about Segments of an Enterprise and Related Information". Certain information is disclosed, per SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes

The Company follows SFAS 109 "Accounting for Income Taxes" for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS 123(R), "Share-Based Payment." SFAS 123(R) amends SFAS 123, "Accounting for Stock-Based Compensation," and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first fiscal year or interim period beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management does not expect adoption of SFAS 123(R) to have a material impact on the Company's financial statements.

In December 2004, the FASB issued SFAS 153, "Exchanges of Nonmonetary Assets," an amendment to Opinion No. 29, "Accounting for Nonmonetary Transactions." Statement 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS 153 to have a material

                          DeerValley Acquisitions Corp.
                          Notes to Financial Statements
                                December 31, 2005

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

impact on the Company's financial statements.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions-FSP FAS109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities

NOTE 2. BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has had limited operating experienced. Significant losses from operations are not expected as a result of continued operations. For the year ended December 31, 2005, the Company incurred a net loss of $50,615 and has a stockholders' deficit of $6,605 at December 31, 2005.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE  3.  LOANS  FROM  STOCKHOLDERS

Loans from stockholders reflect the net balance due to its affiliates at December 31, 2005, which amounted to $ 195.

NOTE 4. INCOME TAXES

The Company accounts for income taxes under SFAS 109, which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

Income tax provision at the federal statutory rate               34%
--------------------------------------------------------------------
Effect of operating losses                                      (34)%
--------------------------------------------------------------------
                                                                   -
--------------------------------------------------------------------

No benefit from the Company's operating losses has been allocated to the Company from the consolidated group. No recognition of the future benefit of the accumulated operating losses has made in connection with the change in ownership of the Company's assets as described in Note 6.

                          DeerValley Acquisitions Corp.
                          Notes to Financial Statements
                                December 31, 2005

NOTE 5. COMMITMENTS AND CONTINGENCIES

Operating and Capital Leases:

The Company has never had and currently has no operating or capital leases as of December 31, 2005.

Litigation:

During the periods covered by these financial statements the Company has not been involved in litigation resulting from its normal business operations. The Company does not believe that there is any pending or potential litigation that could have a material impact on its financial condition or results of operation.

NOTE 6. SUBSEQUENT EVENTS

On January 18, 2006, Cytation Corporation entered into the Securities Purchase and Share Exchange Agreement, (the "Securities Purchase and Share Exchange Agreement") by and among Cytation Corporation, Richard A. Fisher, an individual, and Kevin J. High, certain purchasers of Cytation Corporation's Series A Convertible Preferred Stock (as defined below), DVA, the shareholders of DVA, and Vicis Capital Master Fund (the "Lender").

On January 18, 2006, Cytation Corporation entered into the Investor Rights Agreement (the "Investor Rights Agreement"), by and among Cytation Corporation, each of the purchasers of Cytation Corporation's Series A Preferred Stock, each of the shareholders of DVA, and the Lender. Pursuant to the Investor Rights Agreement, Cytation Corporation (a) has agreed to register certain securities for resale, including Cytation Corporation's shares related to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series A Common Stock Purchase
Warrants, and the Series B Common Stock Purchase Warrants, and (b) granted pre-emptive rights to the holders of Cytation Corporation's Series A Preferred Stock.

On January 18, 2006, Cytation Corporation's wholly-owned subsidiary, DeerValley Acquisitions Corp., entered into an Earnout Agreement (the "Earnout Agreement"), between Deer Valley Homebuilders, Inc., Deer Valley Acquisitions Corp., and the former owners of Deer Valley Homebuilders, Inc. In connection with the Capital Stock Purchase Agreement, Cytation Corporation entered into the Earnout Agreement, pursuant to which, additional payments may be paid to the former owners of Deer Valley Homebuilders, Inc., as an earnout, based upon the Net Income Before Taxes of Deer Valley Homebuilders, Inc. during the next five (5) years up to a maximum of $6,000,000. The business purpose of executing the Earnout Agreement was to set the purchase price of Deer Valley Homebuilders, Inc. by an objective standard, given that the owners of DVH and Cytation Corporation could not agree on an outright purchase price. Such agreement is described in more detail herein under Capital Stock Purchase Agreement.

Pursuant to the Capital Stock Purchase Agreement dated November 1, 2005, as amended (the "Capital Stock Purchase Agreement"), DeerValley Acquisitions Corp., a wholly owned subsidiary of Cytation Corporation, acquired, immediately after completion of the Series A Financing and the Share Exchange, one hundred percent (100%) of the issued and outstanding capital stock of Deer Valley Homebuilders, Inc. Upon completion of the acquisition of the capital stock of Deer Valley Homebuilders, Inc., Deer Valley Homebuilders, Inc. became an indirect wholly owned subsidiary of Cytation Corporation.

In order to effectuate the Capital Stock Purchase Agreement, Cytation Corporation completed a series of transactions exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and Rule 506 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. As of the date of these financials, Cytation Corporation has closed on a private placement of approximately 7,456,215 shares of Series A Preferred Stock. Pursuant to the Securities

                          DeerValley Acquisitions Corp.
                          Notes to Financial Statements
                                December 31, 2005

NOTE 6. SUBSEQUENT EVENTS (CONTINUED)

Purchase and Share Exchange Agreement, dated as of January 18, 2006, Cytation Corporation (a) issued and sold to the Purchasers, and the Purchasers purchased from Cytation Corporation, (a) Series A Preferred Stock, (b) Series A Common Stock Purchase Warrants, and (c) Series B Common Stock Purchase Warrants. Also on January 18, 2006, Cytation Corporation completed a share exchange pursuant to which Cytation Corporation acquired 100% of the issued and outstanding capital stock of Deer Valley Acquisitions, Corp. Pursuant to the Share Exchange Agreement, in exchange for 100% of the issued and outstanding common stock of Deer Valley Acquisitions, Corp., Cytation Corporation issued the following securities to the shareholders of Deer Valley Acquisitions, Corp.: (a) Series B Preferred Stock, (b) Series C Preferred Stock, and (c) Series C Common Stock Purchase Warrants.

In connection with the Securities Purchase and Share Exchange Agreement, on January 18, 2006, Cytation Corporation issued to the Lender an Interest Bearing Non-Convertible Installment Promissory Note ("the Note"), in the original principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000), together with interest accruing thereon at an annual rate of twelve percent (12%) per annum. The business purpose of executing the Note was to fund the acquisition of Deer Valley Homebuilders, Inc. On March 17, 2006 the Lender decided to convert its $1,500,000 promissory note that was issued in January 2006. Pursuant to the terms of the Debt Exchange Agreement, Cytation Corporation issued the Lender its Series A Convertible Preferred Stock, Series A Warrants, and Series B Warrants to the investor, in exchange for the retirement of its obligations to repay such promissory note.

On January 18, 2006, DeerValley Acquisitions, Corp., a wholly-owned subsidiary of Cytation Corporation, acquired 100% of the issued and outstanding capital stock of Deer Valley Homebuilders, Inc. The results of Deer Valley Homebuilders, Inc. will be included in consolidated financial statements for periods after January 18, 2006. Deer Valley Homebuilders, Inc. is an Alabama corporation with its business offices located at 205 Carriage Street, P.O. Box 310, Guin, Alabama 35563 and is engaged in the production, sale and marketing of manufactured homes in the southeastern and south central U.S. housing market. Cytation Corporation purchased Deer Valley Homebuilders, Inc. to serve as its primary operating company and to gain entry into the manufactured home market. Deer Valley Homebuilders, Inc. comprises substantially all of Cytation Corporation's operations.

The aggregate purchase price for Deer Valley Homebuilders, Inc. was $6,000,000, including $5,500,000 cash and $500,000 of Cytation Corporation's Series A Convertible Preferred Stock, Series A Common Stock Purchase Warrants, and Series B Common Stock Purchase Warrants. In addition, an Earnout Agreement was entered into, pursuant to which additional payments may be paid to the former owners of Deer Valley Homebuilders, Inc., as an earnout, based upon the Net Income Before Taxes of Deer Valley Homebuilders, Inc. during the next five (5) years, up to a maximum of $6,000,000. The value of the Series A Convertible Preferred Stock, Series A Common Stock Purchase Warrants, and Series B Common Stock Purchase Warrants were determined in a private offering also completed on January 18, 2006.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

                              AT DECEMBER 31, 2005
                              --------------------
Current assets                                      $ 6,398,562
Property, plant, and equipment                        1,611,531
Goodwill                                              3,236,994
                                                      ---------
  Total assets acquired                                          $11,247,087
                                                                 -----------

Current liabilities                                  (3,879,939)
Long-term debt                                       (1,367,148)
                                                    ------------
  Total liabilities assumed                                      ($5,247,087)
                                                                -------------
  Net assets acquired                                            $ 6,000,000
                                                                =============

The $3,236,994 of goodwill is expected to be deductible for tax purposes.

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